EXHIBIT 10.5

LINCARE HOLDINGS INC.

RESTRICTED STOCK AGREEMENT

          THIS AGREEMENT made this 1st day of July, 2004, between Lincare Holdings Inc., a Delaware corporation (the “Company”), and Paul G. Gabos (the “Participant”).

          For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

          1.          Purchase of Shares.

          The Company shall issue and sell to the Participant, and the Participant shall purchase from the Company, subject to the terms and conditions set forth in this Agreement and in the Company’s 2004 Stock Plan (the “Plan”), 60,000 shares (the “Shares”) of Common Stock, $.01 par value, of the Company (“Common Stock”), at a purchase price of $0.01 per share.  The aggregate purchase price for the Shares shall be paid by the Participant by check payable to the order of the Company or such other method as may be acceptable to the Company.  Upon receipt by the Company of payment for the Shares, the Company shall issue to the Participant one or more certificates in the name of the Participant for that number of Shares purchased by the Participant.  The Participant agrees that the Shares shall be subject to the purchase option set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

          2.          Purchase Option.

                       (a)          In the event that the Participant ceases to be employed by the Company for any reason or no reason, with or without cause, prior to the last business day of February, 2007, the Company shall have the right and option (the “Purchase Option”) to purchase from the Participant, for a sum of $0.01 per share (the “Option Price”), some or all of the Unvested Shares (as defined below).

          “Unvested Shares” means the total number of Shares multiplied by the Applicable Percentage at the time the Purchase Option becomes exercisable by the Company.  The “Applicable Percentage” shall be (i) 100% during the period commencing July 1, 2004 and ending on the day immediately preceding the last business day of February, 2005, (ii) for the period commencing on the last business day of February 2005 and ending on the day immediately preceding the last business day of February, 2006, 66 2/3%, if the Company shall have achieved for its 2004 fiscal year the 2004 earnings per share targets (the “2004 EPS Targets”) included in the Company’s 2004 business plan submitted to the Board of Directors on February 24, 2004; or 100%, if the Company shall not have achieved the 2004 EPS Targets; (iii) for the period commencing on the last business day of February, 2006 and ending on the day immediately preceding the last business day of February, 2007, 33 1/3%, if the Company shall have achieved both the 2004 EPS Targets and for its 2005 fiscal year the 2005 earnings per share targets (the “2005 EPS Targets”) to be included in the Company’s 2005 business plan to be submitted to the Board of Directors no later than March 31, 2005; 66 2/3%, if the Company shall have achieved the 2005 EPS Targets, but not the 2004 EPS Targets; or 100%, if the Company shall not have achieved either the 2004 EPS Targets or the 2005 EPS Targets; and (iv) zero on or after the last business day of February, 2007.  The Stock Plan Committee of the Board of Directors, in its sole discretion, may at any time accelerate the time set forth herein for the vesting of the Shares.

          Notwithstanding anything to the contrary contained herein, the Applicable Percentage shall be zero upon a “Change of Control” of the Company or the death or “disability” of the Participant.

          As used herein, the term “Change of Control” shall mean any of the following:

                    (1)          the consolidation or merger of the Company with or into any other entity (other than a merger in which the Company is the surviving corporation and which does not result in more than 50% of the capital stock of the Company outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of its capital stock immediately prior to such merger); or

                    (2)          a sale of substantially all of the properties and assets of the Company as an entirety to an unrelated and unaffiliated third party purchaser; or

                    (3)          the time at which any person (including a person’s affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder), files a Schedule 13-D or 14D-1

(or any successor schedule, form or report under the Exchange Act) disclosing that such person or group has become the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of shares of capital stock of the Company giving such person or group a majority of the voting power of all outstanding capital stock of the Company with the right to vote generally in an election for directors or other capital stock of the Company into which the common stock or other voting stock is reclassified or changed.

          As used herein, “disability” shall mean the inability of the Participant, due to a medical reason, to carry out his duties as an employee of the Company for a period of six consecutive months.

                       (b)          For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company.

          3.          Exercise of Purchase Option and Closing.

                       (a)          The Company may exercise the Purchase Option by delivering or mailing to the Participant, within 90 days after the termination of the employment of the Participant with the Company, a written notice of exercise of the Purchase Option.  Such notice shall specify the number of Shares to be purchased.  If and to the extent the Purchase Option is not so exercised by the giving of such a notice within such 90-day period, the Purchase Option shall automatically expire and terminate effective upon the expiration of such 90-day period.

                       (b)          Within 10 days after delivery to the Participant of the Company’s notice of the exercise of the Purchase Option pursuant to subsection (a) above, the Participant shall, pursuant to the provisions of the Joint Escrow Instructions referred to in Section 5 below, tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company has elected to purchase in accordance with the terms of this Agreement, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company.  Promptly following its receipt of such certificate or certificates, the Company shall pay to the Participant the aggregate Option Price for such Shares (provided that any delay in making such payment shall not invalidate the Company’s exercise of the Purchase Option with respect to such Shares).

                       (c)          After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

                       (d)          The Option Price may be payable, at the option of the Company, in cash (by check) or both.

                       (e)          The Company shall not purchase any fraction of a Share upon exercise of the Purchase Option, and any fraction of a Share resulting from a computation made pursuant to Section 2 of this Agreement shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

                       (f)          The Company may assign its Purchase Option to one or more persons or entities.

          4.          Restrictions on Transfer.

          The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, that are subject to the Purchase Option, except that the Participant may transfer such Shares (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4, the Purchase Option and the right of first refusal set forth in Section 5) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement unless such transaction is a Change in Control.

          5.          Escrow.

          The Participant shall, upon the execution of this Agreement, execute Joint Escrow Instructions in the form attached to this Agreement as Exhibit A.  The Joint Escrow Instructions shall be delivered to the Director – Employee Relations of the Company, as escrow agent thereunder.  The Participant shall deliver to such escrow agent a stock assignment duly endorsed in blank, in the form attached to this Agreement as Exhibit B, and hereby instructs the Company to deliver to such escrow agent, on behalf of the Participant, the certificate(s) evidencing the Shares issued hereunder.  Such materials shall be held by such escrow agent pursuant to the terms of such Joint Escrow Instructions.

          6.          Restrictive Legend.

          All certificates representing Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

          7.          Provisions of the Plan.

                       (a)          This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

                       (b)          As provided in the Plan, upon the occurrence of a merger, consolidation or similar corporate reorganization (a “Reorganization Event”) which is not a Change in Control, the repurchase and other rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such Reorganization Event which is not a Change in Control in the same manner and to the same extent as they applied to the Shares under this Agreement.

          8.          Withholding Taxes; Section 83(b) Election.

                       (a)          The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Shares by the Participant or the lapse of the Purchase Option.

                       (b)          The Participant has reviewed with the Participant’s own tax advisors the federal, state and local tax consequences of this investment and the transactions contemplated by this Agreement.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.  The Participant understands that it may be beneficial in many circumstances to elect to be taxed at the time the Shares are purchased rather than when and as the Company’s Purchase Option expires by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of purchase.

                       THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.

          9.          Miscellaneous.

                       (a)          No Rights to Employment.  The Participant acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned by continuing service as an employee of the Company, either at will or pursuant to any applicable employment agreement, and not through the act of being hired or purchasing shares hereunder.  The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

                       (b)          Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

                       (c)          Waiver.  Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

                       (d)          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

                       (e)          Notice.  All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(e).

                       (f)          Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

                       (g)          Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

                       (h)          Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

                       (i)          Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

                       (j)          Participant’s Acknowledgments.  The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that any lawyers or law firms utilized by the Company in drafting this agreement are acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and are not acting as counsel for the Participant.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LINCARE HOLDINGS INC.

By:

Title:

Paul G. Gabos

Address:	19387 U.S. 19 North
Clearwater, FL 33764